UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2012 (January 16, 2012)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  -  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2012, the Compensation Committee of the Board of Directors of U.S. Energy Corp. (the “Company”) executed new employment agreements with the three executive officers (Keith G. Larsen, Mark J. Larsen and Steven R. Youngbauer).  Each agreement is for a term of one year and has an effective date of April 20, 2012, which is the expiration date for the existing agreements.  The new agreements contain the same terms and conditions as the existing agreements, except for the one year term, the deletion of the automatic renewal provision and a revised 2012 Bonus Award Matrix.  Annual compensation for 2012 remains unchanged from 2011, which executives will be paid in the following amounts for 2012 (pro-rated for the balance of the year): $257,300 to Keith G. Larsen; $249,308 to Mark J. Larsen; and $175,760 to Mr. Youngbauer.  Annual base compensation thereafter may be changed annually upon recommendation of the Compensation Committee and approval by the full Board.

As provided for in the existing and new agreements, each of the executives will be entitled to earn an annual cash performance award of up to 100% of base compensation.  Under the new agreements, any cash performance award will be based upon the Company attaining financial and/or production goals with 20% allocated for each of the following categories:  (i) 15% increase in stock price appreciation (using a 200 day moving average), (ii) earnings per share of greater than $0.05 per share, (iii) cash flow from operations of $21 million or more, (iv) increase of reserves by 30% or more and (v) 40% increase of production (BOE/day).  All other Company employees are entitled to earn a performance award in amounts ranging from 10% to 50% of their annual base compensation, depending on their ranking by base compensation.  In addition, the distribution of the total award percentage between executive and non-executive tiers of employees will be determined by the Compensation Committee.  The Board of Directors may also pay awards to one or more individuals at the executive or non-executive level for extraordinary service beyond the goals identified in the employment agreements.

Eligibility for all awards will be determined each year as soon as practicable after the Company files its Annual Report on Form 10-K.  The awards under the existing agreements will be determined in 2012, based upon achievements in 2011 and awards under the new agreements will be determined in 2013, based upon achievements in 2012.

If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company will pay him a lump sum equal to (i) 300% of the annual base compensation then in effect (200% in the case of Mr. Youngbauer), plus (ii) equity in all vested options based on market price of the Company’s common stock at termination date.

The executives’ right to participation in the Company’s other compensation arrangements are not affected by the employment agreements.

The foregoing summary is qualified by reference to the text of each agreement, which is attached as exhibits to this report.

Item 9.01

Financial Statements and Exhibits

Exhibit 10.1                           Executive Employment Agreement (Keith G. Larsen)

Exhibit 10.2                           Executive Employment Agreement (Mark J. Larsen)

Exhibit 10.3                           Executive Employment Agreement (Steven R. Youngbauer)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: January 17, 2012	By:	/s/ Keith. Larsen
Keith G. Larsen, CEO